Exhibit 99.1

FTD Companies, Inc. Announces Fourth Quarter and Full Year 2018 Financial Results
Updates Outlook for Full Year 2019

DOWNERS GROVE, Ill. — March 14, 2019 — FTD Companies, Inc. (Nasdaq: FTD) (“FTD” or the “Company”), a premier floral and gifting company, today announced financial results for the fourth quarter and full year ended December 31, 2018.
“We are disappointed we did not achieve our financial objectives for the fourth quarter and full year 2018. The shortfall was largely due to business performance during the fourth quarter holiday period,” commented Scott Levin, FTD’s President and Chief Executive Officer. “For 2019, we are updating our outlook based on lower than expected results for the Valentine’s Day holiday, and we are focused on improving the Company’s performance for the upcoming Mother’s Day holiday. Our Board of Directors and management team remain committed to our ongoing review of strategic alternatives as we seek to maximize stockholder value. We are also focused on realizing the benefits from our previously announced corporate restructuring and cost savings plan, which we expect will total $25 million to $28 million for 2019.”
Fourth Quarter Results
Consolidated revenues were $247.5 million for the fourth quarter of 2018, a decrease of 11.0% compared to $278.1 million for the fourth quarter of 2017, due to lower revenues in all of the Company’s business segments. Foreign currency exchange rates had a $1.3 million unfavorable impact on consolidated revenues during the fourth quarter of 2018.
Net loss was $68.8 million for the fourth quarter of 2018, compared to a net loss of $153.5 million for the fourth quarter of 2017. Net loss includes pre-tax non-cash impairment charges related to goodwill, intangible assets, and other long-lived assets of $67.1 million and $194.6 million, for the fourth quarters of 2018 and 2017, respectively.
Adjusted EBITDA was $12.6 million, or 5.1% of consolidated revenues, for the fourth quarter of 2018, compared to Adjusted EBITDA of $15.6 million, or 5.6% of consolidated revenues, for the fourth quarter of 2017. Adjusted EBITDA is a non-GAAP financial measure. Please refer to the tables in this press release for a reconciliation of all non-GAAP financial measures.
Full Year Results
Consolidated revenues were $1.01 billion for the year ended December 31, 2018, a decrease of 6.4% compared to $1.08 billion for the year ended December 31, 2017, due to lower revenues in all of the Company’s business segments. Foreign currency exchange rates had a $6.5 million favorable impact on consolidated revenues for the year ended December 31, 2018.
Net loss was $224.7 million for the year ended December 31, 2018, compared to a net loss of $234.0 million for the year ended December 31, 2017. Net loss includes pre-tax non-cash impairment charges related to goodwill, intangible assets, and other long-lived assets of $206.7 million and $300.3 million for the years ended December 31, 2018 and 2017, respectively. Restructuring and other exit costs incurred were $18.2 million and $2.2 million for the years ended December 31, 2018 and 2017, respectively.
Adjusted EBITDA was $33.4 million, or 3.3% of consolidated revenues, for the year ended December 31, 2018, compared to Adjusted EBITDA of $79.8 million, or 7.4% of consolidated revenues, for the year ended December 31, 2017.
Segment Results

U.S. Consumer Segment: U.S. Consumer segment revenues for the fourth quarter of 2018 decreased 10.9% to $180.3 million, compared to $202.3 million for the fourth quarter of 2017. This decline was primarily due to a 6.0% decrease in consumer orders and a $1.84, or 4.5%, decrease in average order value to $39.07, compared to the fourth quarter of 2017. Revenues decreased 18.6%, 17.4%, 13.6% and 0.3% for the Gourmet Foods, ProFlowers, FTD.com, and Personal Creations businesses, respectively, for the fourth quarter of 2018 compared to the prior-year quarter. U.S. Consumer segment operating income was $5.4 million for the fourth quarter of 2018 compared to $9.3 million for the prior-year quarter.
U.S. Consumer segment revenues for the year ended December 31, 2018 decreased 7.7% to $727.9 million, compared to $789.0 million for the prior-year. This decline was primarily due to a 5.1% decrease in consumer orders and a $1.36, or 2.7%, decrease in average order value to $49.95, compared to the year ended December 31, 2017. Revenues decreased 12.0%, 11.1%, and 7.3% in the FTD.com, ProFlowers, and Gourmet Foods businesses, respectively, for the year ended December 31, 2018 compared to the prior year. Partially offsetting these decreases was an increase in revenues for Personal Creations of 9.0% for the year ended December 31, 2018 compared to the prior year. The U.S. Consumer segment operating loss was $4.6 million for the year ended December 31, 2018, compared to operating income of $46.4 million for the year ended December 31, 2017. The decline in segment profitability was primarily due to lower revenue, increased marketing and shipping costs, and increased inventory write-offs from lower than anticipated Valentine’s Day orders in 2018.
Florist Segment: Florist segment revenues for the fourth quarter of 2018 decreased 13.5% to $35.0 million, compared to $40.5 million for the fourth quarter of 2017. Services revenues decreased $3.6 million primarily due to lower clearinghouse order volume. Products revenues decreased $1.8 million primarily as a result of a planned reduction in container offerings and related pricing. Average revenues per member decreased 5.6% to $3,659 for the fourth quarter of 2018, compared to $3,875 for the prior-year quarter. Florist segment operating income was $10.7 million, or 30.6% of segment revenues, for the fourth quarter of 2018, compared to $10.7 million, or 26.5% of segment revenues, for the fourth quarter of 2017.

Florist segment revenues for the year ended December 31, 2018 decreased 9.3% to $150.3 million, compared to $165.7 million for the year ended December 31, 2017. Services revenues decreased $10.6 million primarily due to lower clearinghouse order volume. Products revenues decreased $4.8 million primarily as a result of a planned reduction in container offerings and related pricing. Average revenues per member decreased 2.3% to $14,919 for the year ended December 31, 2018, compared to $15,270 for the year ended December 31, 2017. Florist segment operating income was $42.7 million, or 28.4% of segment revenues, for the year ended December 31, 2018, compared to $46.5 million, or 28.0% of segment revenues, for the year ended December 31, 2017.

International Segment: International segment revenues for the fourth quarter of 2018 decreased 8.5% to $36.2 million, compared to $39.6 million for the fourth quarter of 2017. On a constant currency basis, International segment revenues decreased 5.2% compared to the prior-year quarter. Consumer orders in the International segment decreased 3.7% compared to the prior-year quarter. Average order value decreased 3.0% as reported and increased 0.6% on a constant currency basis. International segment operating income was $1.3 million, or 3.5% of segment revenues, for the fourth quarter of 2018, compared to $4.8 million, or 12.1% of segment revenues, for the prior-year quarter. On a constant currency basis, International segment operating income decreased $3.5 million for the fourth quarter of 2018 compared to the prior-year quarter.

International segment revenues for the year ended December 31, 2018 increased 3.6% to $151.1 million, compared to $146.0 million for the year ended December 31, 2017. On a constant currency basis, International segment revenues decreased 0.9% compared to the prior year. Consumer orders increased 1.1% and average order value increased 3.1% as reported and decreased 1.1% on a constant currency basis. International segment operating income was $13.0 million, or 8.6% of segment revenues, for the year ended December 31, 2018, compared to $16.8 million, or 11.5% of segment revenues, for the year ended December 31, 2017. On a constant currency basis, International segment operating income decreased $4.7 million for the year ended December 31, 2018 compared to the prior year.

Balance Sheet, Cash Flow and Financing Initiatives
Net cash used for operating activities was $11.2 million for the year ended December 31, 2018, compared to net cash provided by operating activities of $52.8 million for the year ended December 31, 2017. Free Cash Flow for the year ended December 31, 2018 was negative $36.0 million, compared to Free Cash Flow of $48.8 million for the year ended December 31, 2017. Free Cash Flow is a non-GAAP financial measure. Please refer to the tables in this press release for a reconciliation of all non-GAAP financial measures.
Cash and cash equivalents were $16.2 million as of December 31, 2018 compared to $29.5 million at December 31, 2017. At December 31, 2018, the aggregate principal amount of the Company’s indebtedness outstanding under its credit agreement was $217.7 million, before reduction for deferred financing fees, compared to $192.0 million at December 31, 2017. The credit agreement debt includes $118.7 million outstanding under a term loan and $99.0 million outstanding under revolving loans. The Company has continued to work with its lenders and has entered into an additional amendment to the credit agreement that is designed to provide more alignment between the requirements under the credit agreement and the Company’s current business plans. As part of the amended credit agreement terms, the Company is required to achieve certain milestones relating to the strategic alternatives review process by June 1, 2019, and the Company intends to continue to work proactively with its lenders in light of the September 2019 maturity of the credit agreement.
Full Year 2019 Business Outlook
FTD is updating its outlook for the full year ending December 31, 2019 previously provided on November 7, 2018 to incorporate its 2019 year-to-date results and its expectations for the rest of the year. The current outlook reflects lower than expected revenues for the Valentine’s Day holiday, primarily from ProFlowers and Gourmet Foods, largely due to media investments that did not generate the expected level of traffic, as well as competitive and weather-related headwinds, along with reductions over the balance of the year in revenue, capital spending and expenses, including lower incentive compensation expense. The Company expects to generate savings of $25 million to $28 million from its corporate restructuring and cost savings plan, compared to prior expectations of $32 million to $37 million.

The Company now expects the following for full year 2019:

•	Consolidated revenues of $960 million to $1.00 billion compared to prior expectations of $1.03 billion to $1.06 billion;

•	Adjusted EBITDA of approximately $41 million to $49 million compared to prior expectations of $58 million to $68 million; and

•	Capital expenditures of $22 million to $28 million compared to prior expectations of $35 million to $40 million.

In connection with the full year 2019 outlook provided above, please note that the seasonality of the Company’s business impacts the quarterly pattern of its profitability and cash flows from operations.
The Company is not providing 2019 guidance for net income/(loss), the GAAP measure most directly comparable to Adjusted EBITDA, and similarly cannot provide a reconciliation between its forecasted Adjusted EBITDA and net income/(loss) metrics without unreasonable effort due to the unavailability of reliable estimates for certain items including transaction-related costs, impairments of goodwill, intangible assets, and other long-lived assets, and discrete tax items. These items may vary significantly between periods and could materially impact future financial results.
Conference Call & Webcast
The Company will host a pre-recorded conference call today at 8:00 a.m. ET that includes additional comments and details. Audio of the call will be webcast and archived on the investor relations section of the Company’s website at http://www.ftdcompanies.com through Thursday, March 28, 2019. In addition, you may dial 877-407-0784 to listen to the broadcast. The passcode is 13687979.
About FTD Companies, Inc.
FTD Companies, Inc. is a premier floral and gifting company. Through our diversified family of brands, we provide floral, specialty foods, gifts, and related products to consumers primarily in the United States and the United Kingdom. We also provide floral products and services to retail florists and other retail locations throughout these same geographies. FTD has been delivering flowers since 1910, and the highly-recognized FTD® and Interflora®

brands are supported by the iconic Mercury Man® logo, which is displayed in over 30,000 floral shops in more than 125 countries. In addition to FTD and Interflora, our diversified portfolio of brands includes the following trademarks: ProFlowers®, Shari’s Berries®, Personal Creations®, Flying Flowers®, Gifts.com™, and ProPlants®. FTD Companies, Inc. is headquartered in Downers Grove, Ill. For more information, please visit www.ftdcompanies.com.

Cautionary Information Regarding Forward-Looking Statements
This release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, based on our current expectations, estimates, and projections about our operations, industry, financial condition, performance, results of operations, and liquidity. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “projections,” “business outlook,” “estimate,” or similar expressions constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the exploration of strategic alternatives and the Company’s ability to maintain compliance with the requirements under the Company’s credit agreement; the strategic and financial evaluation of the Company’s business; the Company’s corporate restructuring and cost savings plan and other strategies; and future financial performance, including 2019 financial outlooks discussed herein. Potential factors that could affect these forward-looking statements include, among others, uncertainties associated with being able to identify, evaluate, or complete any strategic alternative or strategic transaction, as well as any strategic alternative or strategic transaction that may be pursued, on the Company’s business, including its financial and operating results and its employees, suppliers, and customers; the Company’s ability to implement and realize anticipated benefits from its corporate restructuring and cost savings plan and other initiatives; the Company’s ability to repay, refinance, or restructure its outstanding debt; and the other factors disclosed in the Company’s most recent Annual Report on Form 10-K, its most recent Quarterly Report on Form 10-Q, and the Company’s other filings with the Securities and Exchange Commission (www.sec.gov), as updated from time to time in our subsequent filings with the SEC, including, without limitation, information under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors.” Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect the Company’s analysis only as of the date hereof. Such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance and results to differ materially from those predicted. Except as required by law, we undertake no obligation to publicly release the results of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Non-GAAP Measures
To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses Adjusted EBITDA as a measure of certain components of financial performance. The Company’s definition of Adjusted EBITDA, as set forth below, may be modified from time to time.

Management believes that Adjusted EBITDA is an important measure of operating performance because it allows for a period-to-period comparison of the Company’s operating performance by removing the impact of the Company’s capital structure (interest expense on outstanding debt), asset base (depreciation, amortization, and impairment charges), tax consequences, stock-based compensation, and certain other items that are not considered reflective of the Company’s core operations. The Company further emphasizes the importance of Adjusted EBITDA as an operating performance measure by utilizing the Adjusted EBITDA measure as a basis for determining certain incentive compensation targets for certain members of the Company’s management. The Adjusted EBITDA measure also is used as a performance measure under the Company’s senior secured credit facility and includes adjustments such as the items defined above and other further adjustments, which are defined in the senior secured credit facility.

Management believes that presenting this non-GAAP financial measure provides additional information to facilitate comparison of the Company’s historical operating results and trends in its underlying operating results and provides additional transparency on how the Company evaluates its businesses.

In addition to the use of this non-GAAP measure by management for the purposes outlined above, the Company believes Adjusted EBITDA is a measure widely used by securities analysts, investors, and others to evaluate the financial performance of the Company and its competitors.

Adjusted EBITDA is not determined in accordance with GAAP and should be considered in addition to, not as a substitute for, or superior to financial measures determined in accordance with GAAP. A limitation associated with the use of Adjusted EBITDA is that it does not reflect depreciation and amortization expense for various long-lived assets, impairment charges, interest expense, income taxes, and other items that have been and will be incurred. Each of these items should also be considered in the overall evaluation of the Company’s results. In addition, Adjusted EBITDA does not reflect capital expenditures and other investing activities. An additional limitation associated with Adjusted EBITDA is that the measure does not include stock-based compensation expenses related to the Company’s workforce. A further limitation associated with the use of this non-GAAP financial measure is that it does not reflect expenses or gains that are not considered reflective of the Company’s core operations. Management compensates for these limitations by providing the relevant disclosure of its depreciation and amortization, impairment charges, interest and income tax expenses, capital expenditures, stock-based compensation, and other items within its financial press releases and SEC filings, all of which should be considered when evaluating the Company’s performance.

A further limitation associated with the use of this measure is that the term “Adjusted EBITDA” does not have a standardized meaning. Therefore, other companies may use the same or a similarly named measure but exclude different items or use different computations, which may not provide investors a comparable view of the Company’s performance in relation to other companies. Management compensates for this limitation by presenting the most comparable GAAP measure: net income/(loss), directly ahead of Adjusted EBITDA; within this and other financial press releases and by providing reconciliations that show and describe the adjustments made. In addition, many of the adjustments to the Company’s GAAP financial measures reflect the exclusion of items that are recurring in nature and will be reflected in the Company’s financial results for the foreseeable future.

Definitions

(1) Segment operating income/(loss). The Company’s chief operating decision maker uses segment operating income/(loss) to evaluate the performance of the business segments and to make decisions about allocating resources among segments. Segment operating income/(loss) is operating income/(loss) excluding depreciation and amortization; impairment of goodwill, intangible assets, and other long-lived assets; litigation and dispute settlement charges or gains; transaction and integration costs; restructuring and other exit costs; corporate reorganization costs; and gains or losses on sales of businesses. In addition, stock-based and incentive compensation and general corporate expenses are not allocated to the segments. Segment operating income/(loss) is prior to intersegment eliminations and excludes other income/(expense), net. Please refer to the tables in this press release for a reconciliation of segment operating income/(loss) to net income/(loss).

(2) Consumer orders. The Company monitors the number of consumer orders for floral, gift, and related products during a given period. Consumer orders are individual units delivered during the period that were originated through our consumer websites, associated mobile sites and applications, and various telephone numbers. The number of consumer orders is not adjusted for non-delivered orders that are refunded on or after the scheduled delivery date. Orders originating with a florist or other retail location for delivery to consumers are not included as part of this number.

(3) Average order value. The Company monitors the average value for consumer orders delivered in a given period, which is referred to as the average order value. Average order value represents the average amount received for consumer orders delivered during a period. The average order value of consumer orders within the U.S. Consumer and International segments is tracked in their local currency, the U.S. Dollar for the U.S. Consumer segment and the British Pound for the International segment. The local currency amounts received for the International segment are then translated into U.S. dollars at the average currency exchange rate for the period. Average order value includes merchandise revenues and shipping or service fees paid by the consumer, less discounts and refunds (net of refund-related fees charged to floral network members).

(4) Average revenues per member. The Company monitors average revenues per member for floral network members in the Florist segment. Average revenues per member represents the average revenues earned from a member of the Company’s floral network during a period. Revenues include services revenues and products revenues, but exclude revenues from sales to non-members. Floral network members include retail florists and other non-florist retail locations that offer floral and gifting solutions. Average revenues per member is calculated by dividing Florist segment revenues for the period, excluding sales to non-members, by the average number of floral network members for the period.

(5) Adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”). The Company defines Adjusted EBITDA as net income/(loss) before net interest expense; provision for/(benefit from) income taxes; depreciation and amortization; stock-based compensation; transaction and integration costs; litigation and dispute settlement charges or gains; impairment of goodwill, intangible assets, and other long-lived assets; restructuring and other exit costs; corporate reorganization costs; and gains or losses on sales of businesses.

Litigation and dispute settlement charges or gains include estimated losses for which the Company has established a reserve, as well as actual settlements, judgments, fines, penalties, assessments or other resolutions against, or in favor of, the Company related to litigation, arbitration, investigations, disputes, or similar matters. Insurance recoveries received by the Company related to such matters are also included in these adjustments.

Transaction and integration costs are certain expense items resulting from actual or potential transactions such as business combinations, mergers, acquisitions, dispositions, spin-offs, financing transactions, and other strategic transactions, including, without limitation, (i) transaction-related bonuses and (ii) expenses for advisors and representatives such as investment bankers, consultants, attorneys, and accounting firms. Transaction and integration costs may also include, without limitation, transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees, in addition to consulting, compensation, and other incremental costs associated with integration projects.

Corporate reorganization costs are costs, other than restructuring and other exit costs, associated with our corporate restructuring and cost savings plan such as financial consulting fees, retention bonuses for key employees, travel expenses related to transition of responsibilities between locations, and other similar costs.

(6) Free Cash Flow. The Company defines Free Cash Flow as net cash provided by or used for operating activities less capital expenditures, plus cash paid for restructuring and other exit costs, cash paid for corporate reorganization costs, cash paid for transaction and integration costs, and cash paid or received for litigation and dispute settlement charges or gains.

FTD COMPANIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Revenues:
U.S. Consumer segment	$180,264	$202,272	$727,866	$789,011
Florist segment	34,993	40,476	150,308	165,737
International segment	36,179	39,550	151,145	145,966
Intersegment eliminations	(3,904)	(4,213)	(15,075)	(16,686)
Total revenues	247,532	278,085	1,014,244	1,084,028

Operating expenses:
Cost of revenues	158,419	171,846	660,449	674,574
Sales and marketing	59,477	67,995	249,028	249,565
General and administrative	26,740	29,180	100,823	112,630
Amortization of intangible assets	313	2,008	3,624	13,467
Restructuring and other exit costs	150	122	18,247	2,179
Impairment of goodwill, intangible assets, and other long-lived assets	67,077	194,607	206,704	300,342
Total operating expenses	312,176	465,758	1,238,875	1,352,757

Operating loss	(64,644)	(187,673)	(224,631)	(268,729)
Interest expense, net	(8,986)	(2,485)	(21,552)	(9,797)
Other income/(expense), net	1,798	(13)	2,640	311

Net loss before income taxes	(71,832)	(190,171)	(243,543)	(278,215)
Benefit for income taxes	(2,994)	(36,710)	(18,814)	(44,174)

Net loss	$(68,838)	$(153,461)	$(224,729)	$(234,041)

Loss per common share:
Basic loss per share	$(2.44)	$(5.57)	$(8.03)	$(8.52)
Diluted loss per share	$(2.44)	$(5.57)	$(8.03)	$(8.52)

Average Shares Outstanding:
Basic	28,227	27,557	27,972	27,484
Diluted	28,227	27,577	27,972	27,484

FTD COMPANIES, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31, 2018	December 31, 2017
ASSETS

Cash and cash equivalents	$16,227	$29,496
Accounts receivable, net	24,920	26,028
Inventories	27,450	25,356
Property and equipment, net	41,334	33,880
Intangible assets, net	91,403	181,965
Goodwill	162,316	277,041
Other assets	23,330	36,559
Total assets	$386,980	$610,325

LIABILITIES AND EQUITY

Accounts payable and accrued liabilities	$156,690	$161,508
Interest payable	7,332	291
Debt	208,076	189,666
Deferred tax liabilities, net	6,959	30,854
Other liabilities	9,323	13,482
Total liabilities	388,380	395,801
Total equity	(1,400)	214,524
Total liabilities and equity	$386,980	$610,325

FTD COMPANIES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Cash flows from operating activities:
Net loss	$(68,838)	$(153,461)	$(224,729)	$(234,041)
Adjustments to reconcile net loss to net cash provided by/(used for) operating activities:
Depreciation and amortization	3,378	5,694	14,939	33,474
Impairment of goodwill, intangible assets, and other long-lived assets	67,077	194,607	206,704	300,342
Stock-based compensation	1,846	2,877	14,684	11,098
Provision for doubtful accounts receivable	584	577	2,510	2,092
Amortization of deferred financing fees	2,548	340	4,702	1,360
Deferred taxes, net	(653)	(38,863)	(21,802)	(56,177)
Gain on sale of business	(1,883)	—	(2,309)	—
Other, net	(34)	70	(171)	(26)
Changes in operating assets and liabilities, net of acquisition related purchase accounting adjustments:
Accounts receivable, net	(1,814)	(1,964)	(1,485)	(1,041)
Inventories	2,655	5,654	(2,146)	(116)
Prepaid expenses and other assets	(445)	(1,989)	4,306	2,149
Accounts payable and accrued liabilities	36,526	57,224	(14,016)	(4,947)
Interest payable	6,600	154	7,040	90
Income taxes receivable or payable	(2,097)	(343)	(1,525)	(1,376)
Other liabilities	(598)	384	2,059	(64)
Net cash provided by/(used for) operating activities	44,852	70,961	(11,239)	52,817
Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	—	(2,469)	—	(2,469)
Purchases of property and equipment	(7,402)	(4,426)	(33,756)	(15,103)
Proceeds from life insurance	—	—	10,003	—
Proceeds from sale of business	—	—	2,186	—
Net cash used for investing activities	(7,402)	(6,895)	(21,567)	(17,572)
Cash flows from financing activities:
Proceeds from revolving lines of credit	11,000	—	283,000	90,000
Payments on term debt and revolving lines of credit	(54,000)	(63,000)	(257,346)	(178,000)
Payments for debt financing fees	(1,194)	—	(5,763)	—
Purchases from employee stock plan	125	473	537	1,515
Repurchases of common stock withheld for taxes	(23)	(15)	(517)	(1,998)
Net cash provided by/(used for) financing activities	(44,092)	(62,542)	19,911	(88,483)
Effect of foreign currency exchange rate changes on cash and cash equivalents	(255)	127	(374)	1,732
Change in cash and cash equivalents	(6,897)	1,651	(13,269)	(51,506)
Cash and cash equivalents, beginning of period	23,124	27,845	29,496	81,002
Cash and cash equivalents, end of period	$16,227	$29,496	$16,227	$29,496

Supplemental Cash Flow Information:
Cash paid for interest	$6,270	$1,954	$16,280	$8,215
Cash paid for income taxes, net	637	2,183	4,930	13,315
Cash paid for restructuring and other exit costs	2,026	1,221	4,485	8,360
Cash paid for corporate reorganization costs	2,589	—	3,697	—
Cash paid for transaction and integration costs	599	22	834	2,155
Cash paid for litigation and dispute settlement charges	—	530	—	555

FTD COMPANIES, INC.
UNAUDITED SEGMENT INFORMATION
(in thousands, except average order value, average revenues per member, and average currency exchange rates)

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
U.S. Consumer:
Segment revenues	$180,264	$202,272	$727,866	$789,011
Segment operating income/(loss) (1)	$5,439	$9,291	$(4,556)	$46,439
Consumer orders (2)	4,500	4,788	14,171	14,926
Average order value (3)	$39.07	$40.91	$49.95	$51.31

Florist:
Segment revenues	$34,993	$40,476	$150,308	$165,737
Segment operating income (1)	$10,720	$10,720	$42,673	$46,477
Average revenues per member (4)	$3,659	$3,875	$14,919	$15,270

International:
In USD:
Segment revenues	$36,179	$39,550	$151,145	$145,966
Segment operating income (1)	$1,265	$4,788	$12,994	$16,770
Consumer orders (2)	701	728	2,690	2,661
Average order value (3)	$43.51	$44.84	$46.69	$45.30
In GBP:
Segment revenues	£28,181	£29,711	£112,628	£113,407
Average order value (3)	£33.91	£33.70	£34.84	£35.22
Average currency exchange rate: GBP to USD	1.28	1.33	1.34	1.29

FTD COMPANIES, INC.
UNAUDITED RECONCILIATIONS
(in thousands)

The following tables contain reconciliations of Adjusted EBITDA and Free Cash Flow to financial measures reported in accordance with Generally Accepted Accounting Principles (“GAAP”).

RECONCILIATION OF SEGMENT OPERATING INCOME/(LOSS) TO NET LOSS
AND NET LOSS TO ADJUSTED EBITDA

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Segment Operating Income/(Loss) (1):
U.S. Consumer	$5,439	$9,291	$(4,556)	$46,439
Florist	10,720	10,720	42,673	46,477
International	1,265	4,788	12,994	16,770
Unallocated expenses	(11,613)	(12,171)	(54,099)	(44,599)
Impairment of goodwill, intangible assets, and other long-lived assets	(67,077)	(194,607)	(206,704)	(300,342)
Depreciation and amortization	(3,378)	(5,694)	(14,939)	(33,474)
Operating loss	(64,644)	(187,673)	(224,631)	(268,729)

Interest expense, net	(8,986)	(2,485)	(21,552)	(9,797)
Other income/(expense), net	1,798	(13)	2,640	311
Benefit for income taxes	2,994	36,710	18,814	44,174
Net loss (GAAP Basis)	$(68,838)	$(153,461)	$(224,729)	$(234,041)

Net loss (GAAP Basis)	$(68,838)	$(153,461)	$(224,729)	$(234,041)
Interest expense, net	8,986	2,485	21,552	9,797
Benefit for income taxes	(2,994)	(36,710)	(18,814)	(44,174)
Depreciation and amortization	3,378	5,694	14,939	33,474
Stock-based compensation	1,846	2,877	9,227	11,098
Transaction and integration costs	396	9	1,308	1,119
Litigation and dispute settlement charges	145	—	335	—
Impairment of goodwill, intangible assets, and other long-lived assets	67,077	194,607	206,704	300,342
Restructuring and other exit costs	150	122	18,247	2,179
Corporate reorganization costs	4,289	—	6,971	—
Gain on sale of business	(1,883)	—	(2,309)	—
Adjusted EBITDA (5)	$12,552	$15,623	$33,431	$79,794

RECONCILIATION OF NET CASH PROVIDED BY/(USED FOR) OPERATING ACTIVITIES
TO FREE CASH FLOW

	Quarter Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net cash provided by/(used for) operating activities (GAAP Basis)	$44,852	$70,961	$(11,239)	$52,817
Capital expenditures	(7,402)	(4,426)	(33,756)	(15,103)
Cash paid for restructuring and other exit costs	2,026	1,221	4,485	8,360
Cash paid for corporate reorganization costs	2,589	—	3,697	—
Cash paid for transaction and integration costs	599	22	834	2,155
Cash paid for litigation and dispute settlement charges	—	530	—	555
Free Cash Flow (6)	$42,664	$68,308	$(35,979)	$48,784